CHINA HEALTH HOLDING INC.

PARK PLACE, Suite 600 - 666 Burrard Street, Vancouver, BC, Canada V6C 2X8
Tel: 604-608-6788………………Fax: 604-608-8786

May 6, 2005

Messrs. Michael Baybak and George Duggan
National Media Associates
4515 Ocean View Blvd., Ste. 305
La Canada, California 91011

Re:	Termination of Consulting Agreement
dated August 8, 2004, as amended on September 6, 2004

Dear Messrs. Baybak and Duggan:

As described in a letter from corporate counsel to China Health Holding, Inc. (the “Company”), Sichenzia Ross Friedman Ference LLP (“Counsel”), dated April 22, 2005, National Media Associates has failed to perform its obligations under its Consulting Agreement with the Company dated August 8, 2004, as amended on September 6, 2004 (the “Agreement”). In response to Counsel’s April 22, 2005 letter, National Media Associates and its Vice-President, Mr. Baybak, indicated their willingness to mutually terminate the Agreement and return 700,000 of the 1,000,000 shares of common stock of the Company that were issued in the name of Michael Baybak.

This letter will confirm the Company’s intention to terminate the Agreement for the reasons described in Counsel’s April 22, 2005 letter. Upon execution of this letter, the Agreement and any and all obligations of either of the parties arising from such Agreement, shall, in all respects, be deemed to be null and void and of no further force and effect. In addition, upon execution of this letter, National Media Associates and Michael Baybak hereby agree:

(i)    to return and cancel 700,000 shares (the “Shares”) of common stock of the Company that were issued in the name of Michael Baybak;
(ii)   to cancel options to purchase 1,000,000 shares (the “Options”) of the Company’s common stock exercisable for three years with an exercise price of $US 0.10 per share, issued to Michael Baybak pursuant to the Agreement; and
(iii)  the Company agrees that Michael Baybak and National Media Associates keep the 300,000 shares of common stock that have been registered for resale.

Upon signing this letter and return of the Shares, neither party to the Agreement shall have any further obligations of any nature whatsoever with respect to the other party pursuant to or arising from the Agreement.

By signing below, National Media Associates and Michael Baybak, as NMA RELEASORS, in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, received from the Company, receipt of which is hereby acknowledged, releases and discharges the Company, the Company’s officers, directors, employees, agents, heirs, executors, administrators, representatives, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, arising from or related to the Agreement and cancellation of the Shares and the Options, in law, admiralty, or equity, which against the Company, the NMA RELEASORS, NMA RELEASORS’ successors and assigns ever had, now have or hereafter can, shall or may have.

If the foregoing accurately summarizes our mutual agreement, please indicate your approval of same by signing the enclosed copy of this letter in the space provided and returning same to me.

Very truly yours,

CHINA HEALTH HOLDING, INC.

By:	/s/ Julianna (Jenny) Lu
Julianna (Jenny) Lu
Chief Executive Officer

By:	/s/ Dick Wu
Dick Wu
Director

By:	/s/ XiaoFei Yu
XiaoFei Yu
Director Signed and Agreed on May 6, 2005

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
National Media Associates:

/s/ George Duggan	/s/ Michael BayBak

By: George Duggan Title 9 May, 2005	By: Michael BayBak and individually Title 9 May, 2005